CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-11, expected to be filed April 1, 2005, of our report dated March 8, 2005 relating to the consolidated financial statements of Deerfield Triarc Capital Corp. appearing in the Prospectus, which is part of this Registration Statement, and to the references to us under the headings “Summary Consolidated Financial Information”, “Selected Consolidated Financial Information”, and “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP

Chicago, Illinois

March 30, 2005